Skullcandy reports 16% revenue growth and sevenfold operating income growth
For the quarter ended September 30, 2014
PARK CITY, UTAH – November 5, 2014 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the third quarter ended September 30, 2014.
Third quarter 2014 results versus same quarter in prior year

•	Net sales: $58.1 million vs. $50.0 million

•	Gross margin: 45.3% vs. 44.9%

•	Selling, general and administrative expense: $22.7 million vs. $21.9 million

•	Operating income: $3.6 million vs. $514,000

•	Net income per diluted share: $0.07 vs. $0.04

“Our third quarter performance exceeded our expectations across the board. We grew revenue 16%, expanded gross margins and continued to show grittiness in focusing our SG&A spend to those areas that move the needle, all of which led to a sevenfold increase in operating income,” said Hoby Darling, President and Chief Executive Officer. “At the same time we are looking to the future, as we increased demand creation spend by double digit growth, brought our innovative sports performance line with Sticky Gel to market, and added key talent to the team. Our focused five pillar strategy is delivering short term results while allowing us to invest for the long-term. I am proud of the team for all the hard and passionate work they have put into Skullcandy and Astro Gaming. The progress we’ve made exciting our consumer through innovation, refining our retail distribution pyramid, and strengthening our corporate culture and leadership, has positively transformed our company over the past 20 months and created a solid foundation for future growth within our core business as well as broader market opportunities.”
Net sales in the third quarter of 2014 increased 16.1% to $58.1 million from $50.0 million in the same quarter of the prior year. Domestic (U.S.) net sales increased 18.8% to $38.5 million from $32.4 million in the same quarter of the prior year. International (Non U.S.) net sales increased 11.1% to $19.5 million from $17.6 million in the same quarter of the prior year primarily due to increased sales in Canada, China and Mexico.
Gross profit in the third quarter of 2014 increased 17.4% to $26.3 million from $22.4 million in the same quarter of the prior year. Gross margin increased to 45.3% in the third quarter of 2014 from 44.9% in the same quarter in 2013.
Selling, general and administrative (SG&A) expenses in the third quarter of 2014 increased 3.8% to $22.7 million from $21.9 million in the same quarter of the prior year. The increase in SG&A expenses is primarily due to personnel expenses, demand creation and third-party sales commissions. As a percentage of net sales, SG&A expenses were 39.2% compared to 43.8% in the same quarter of the prior year.
Operating income in the third quarter of 2014 increased 597.1% to $3.6 million from $514,000 in the same quarter of the prior year. The increase in operating income is due to increased sales and gross margin, partially offset by increased SG&A expenses.
Net income in the third quarter of 2014 was $2.1 million, or $0.07 per diluted share, based on 28.5 million diluted weighted average common shares outstanding. Net income in the same quarter of the prior year was $1.1 million, or $0.04 per diluted share, based on 27.9 million diluted weighted average common shares outstanding.
Balance Sheet Highlights
As of September 30, 2014, cash, cash equivalents, and short-term investments totaled $39.7 million compared to $38.8 million as of December 31, 2013. The Company continued to have no outstanding debt. Accounts receivable decreased 8% to $52.8 million as of September 30, 2014 from $57.5 million as of December 31, 2013 and inventory increased 59% to $64.2 million as of September 30, 2014 from $40.3 million as of December 31, 2013, and from $48.7 million as of September 30, 2013 in order to prepare for anticipated revenue growth during the upcoming quarter.

2014 Fourth Quarter and Full Year Financial Outlook
For the fourth quarter of 2014, the Company currently forecasts net sales to increase at a growth rate of 12-14% over 2013 levels and net income on a GAAP fully-diluted per share basis of $0.23 to $0.25.

For the full year 2014, the Company forecasts net sales to increase 10-12% over 2013 levels. The Company is providing guidance for GAAP operating income in a range of $9.6 - $10.2 million and providing guidance for net income on a GAAP fully-diluted per share basis to a range of $0.24 to $0.26 per share.

Call Information
A conference call to discuss the third quarter of 2014 results is scheduled for today, November 5, 2014, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through November 12, 2014. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and entering conference ID number 13593718.
About Skullcandy, Inc.
Skullcandy is the original lifestyle and performance audio brand inspired by the creativity and irreverence of youth culture. Skullcandy designs, markets and distributes audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL brands. Skullcandy was launched in 2003 and quickly became one of the world's most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company's products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide, including the company's website at www.skullcandy.com.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2013 10-K filed with the Securities and Exchange Commission ("SEC") on March 14, 2014, first quarter 2014 10-Q filed with the SEC on May 9, 2014, second quarter 2014 10-Q filed with the SEC on August 5, 2014 and in any subsequent reports the Company files with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
ICR
Brendon Frey / Joe Teklits
203-682-8200
Brendon.Frey@icrinc.com
Joseph.Teklits@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share information)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net sales	$58,055	$50,004	$150,996	$137,843
Cost of goods sold	31,731	27,573	82,280	76,141
Gross profit	26,324	22,431	68,716	61,702
Selling, general and administrative expenses	22,741	21,917	67,749	72,179
Income (loss) from operations	3,583	514	967	(10,477)
Other (income) expense	934	153	729	443
Interest (income) expense	(9)	125	183	339
Income (loss) before income taxes and noncontrolling interests	2,658	236	55	(11,259)
Income tax expense (benefit)	507	(842)	(284)	(4,568)
Net income (loss)	2,151	1,078	339	(6,691)
Net income (loss) attributable to noncontrolling interests	45	1	124	(86)
Net income (loss) attributable to Skullcandy, Inc.	$2,106	$1,077	$215	$(6,605)
Net income (loss) per common share attributable to Skullcandy, Inc.
Basic	$0.07	$0.04	$0.01	$(0.24)
Diluted	0.07	0.04	0.01	(0.24)
Weighted average common shares outstanding
Basic	28,135,731	27,764,914	28,005,875	27,728,489
Diluted	28,487,657	27,879,842	28,424,555	27,728,489

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$24,718	$38,835
Short-term investments	15,000	—
Total cash, cash equivalents, and short-term investments	39,718	38,835
Accounts receivable, net	52,849	57,549
Inventories	64,221	40,284
Prepaid expenses and other current assets	7,866	4,663
Deferred taxes	4,268	4,097
Total current assets	168,922	145,428
Property and equipment, net	9,887	10,021
Intangibles	9,159	10,979
Goodwill	13,867	13,867
Deferred financing fees	43	224
Deferred taxes	3,494	2,395
Total assets	$205,372	$182,914
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$33,645	$16,565
Accrued liabilities	23,111	22,838
Deferred taxes	648	55
Total current liabilities	57,404	39,458
Deferred taxes	1,542	1,742
Stockholders’ equity:
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	135,290	131,428
Accumulated other comprehensive income (loss)	338	(171)
Retained earnings	53,400	53,182
Total Skullcandy stockholders’ equity	145,737	141,148
Noncontrolling interests	689	566
Total stockholders’ equity	146,426	141,714
Total liabilities and stockholders’ equity	$205,372	$182,914

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$339	$(6,691)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,020	6,933
Loss on disposal of property and equipment and intangible assets	690	1,991
Provision for doubtful accounts	618	853
Deferred income taxes	(2,419)	(2,505)
Noncash interest expense	186	164
Amortization of stock-based compensation expense	2,591	2,945
Changes in operating assets and liabilities:
Accounts receivable	3,865	34,220
Inventories	(24,191)	(7,196)
Prepaid expenses and other current assets	(2,286)	1,556
Accounts payable	17,515	(6,056)
Accrued liabilities	1,421	(7,441)
Net cash provided by operating activities	5,349	18,773
Cash flows from investing activities:
Purchase of property and equipment	(5,766)	(3,434)
Purchases of short-term investments	(15,000)	—
Net cash used in investing activities	(20,766)	(3,434)
Cash flows from financing activities:
Debt issuance costs	(5)	(214)
Proceeds from exercise of stock options	1,777	167
Income tax benefit (detriment) from stock option exercises and expirations	(394)	(87)
Net cash provided by (used in) financing activities	1,378	(134)
Effect of exchange rate changes on cash and cash equivalents	(78)	147
Net (decrease) increase in cash and cash equivalents	(14,117)	15,352
Cash and cash equivalents, beginning of period	38,835	19,345
Cash and cash equivalents, end of period	$24,718	$34,697
Supplemental cash flow information:
Cash paid for interest	$—	$175
Cash paid for income tax	1,430	7,028

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The Domestic segment also includes the majority of general corporate overhead and related costs which are not allocated to the International segment. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico (through the Company’s joint venture), and all other geographic areas outside the United States that are served by the Company’s International operations.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net sales
Domestic	$38,521	$32,428	$104,102	$95,554
International	19,534	17,576	46,894	42,289
Consolidated net sales	58,055	50,004	150,996	137,843
Gross profit
Domestic	17,185	14,208	47,120	42,550
International	9,139	8,223	21,596	19,152
Consolidated gross profit	26,324	22,431	68,716	61,702
Consolidated selling general and administrative expenses	22,741	21,917	67,749	72,179
Consolidated income (loss) from operations	$3,583	$514	$967	$(10,477)